Exhibit 99.1

Delphi Announces Board Changes

•	Delphi Chairman of the Board, John A. “Jack” Krol, to retire

•	Rajiv L. Gupta named new Delphi chairman

•	Kevin P. Clark nominated to board of directors, concurrent with becoming Delphi president and CEO

•	Timothy M. Manganello, retired BorgWarner chairman and chief executive, to join board

GILLINGHAM, England - (Feb. 2, 2015) - John A. Krol, chairman of the board of directors of Delphi Automotive PLC (NYSE: DLPH), will retire as chairman on March 1, and will be replaced by board member, Rajiv L. Gupta. Krol will remain on the board until Delphi’s annual general shareholders meeting on April 23 and will not seek re-election.
“We thank Jack for his many contributions to the board and to Delphi,” said Delphi Chief Executive Officer and President, Rodney O’Neal. “Jack played an instrumental role in focusing the company on execution and excellence, helping to enhance shareholder value during his tenure. We also welcome the election of new board chairman, Raj Gupta, who brings an extensive technical and operational background as well as deep experience with board governance.”
Also effective March 1, Gupta will join the board’s nominating and governance committee as chairman and will step down as chairman of the compensation and human resources committee. Current board and committee member J. Randall MacDonald will succeed Gupta as chairman of the compensation and human resources committee.
The board of directors also elected Kevin P. Clark to serve on the board, effective March 1, in conjunction with his previously announced appointment as Delphi president and chief executive officer. As previously disclosed, O’Neal, 61, will retire from the company and its board of directors on that date.
Additionally on March 1, Timothy M. Manganello former chief executive officer of BorgWarner Inc, will join Delphi’s board of directors.
Krol, 78, has been chairman since 2009. He is the former chairman and chief executive officer of E.I. du Pont de Nemours & Co. Following four years of service in the U.S. Navy, he joined Du Pont as a chemist, and, following sales, marketing, manufacturing and senior business management positions, was appointed vice chairman, subsequently appointed CEO, and ultimately chairman and CEO. He retired from Du Pont in December 1998.
Gupta, 69, has been a member of the Delphi board since November 2009. He is the former chairman and CEO of Rohm and Haas Co., a position he held from October 1999 to March 2009. Gupta began his career at Rohm and Haas in 1971, and served in a broad range of global operations and financial leadership roles. He received a bachelor’s degree in mechanical engineering from the Indian

Institute of Technology, a master’s degree in Operations Research from Cornell University, and an MBA in Finance from Drexel University.
Clark, 52, joined Delphi in 2010 as chief financial officer. He became a senior vice president in 2012 and was named executive vice president in 2013. He was named chief operating officer in October 2014. Prior to joining Delphi, Clark was a founding partner of Liberty Lane Partners, LLC, a private equity investment firm focused on investing in and building and improving middle-market companies. Clark has also held a variety of strategic positions at Fisher-Scientific International Inc., and began his career in the financial organization of Chrysler Corporation. He has both a bachelor's degree in financial administration and a master’s degree in finance from Michigan State University.
Manganello, 65, retired as chief executive officer of BorgWarner Inc. in 2012, and retired as executive chairman of the board of BorgWarner in 2013. He served in these roles since 2003 and had also served as president, chief operating officer, among other executive roles. He joined the company in 1989. Manganello also served as the chairman of the Chicago Federal Reserve Bank, Detroit branch, from 2007 to 2011. He earned both undergraduate and graduate engineering degrees from the University of Michigan. He also serves on the Board of Directors of Bemis Company and Zep Inc.
Complete biographies of Delphi leadership can be found at www.delphi.com/about.

About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a leading global supplier of technologies for the automotive and commercial vehicle markets. Headquartered in Gillingham, U.K., Delphi operates major technical centers, manufacturing sites and customer support services in 32 countries, with regional headquarters in Bascharage, Luxembourg; Sao Paulo, Brazil; Shanghai, China and Troy, Michigan, U.S. Delphi delivers innovation for the real world with technologies that make cars and trucks smarter and safer as well as more powerful and efficient. Visit www.delphi.com.

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CONTACTS

Investor Contact:
Jessica Holscott, 248.813.2312
Jessica.Holscott@delphi.com

Media Contact:
Claudia Tapia, 248.813.1507
Claudia.Tapia@delphi.com